UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 13, 2010
O’CHARLEY’S INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-18629	62-1192475

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of principal executive offices)	(Zip Code)
(615) 256-8500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On December 13, 2010, O’Charley’s Inc. (the “Company”) announced that it has closed 11 underperforming O’Charley’s restaurants and five underperforming Ninety Nine restaurants.
The decision to close the 16 underperforming restaurants was the result of an extensive review of the Company’s restaurant portfolio that examined each restaurant’s recent and historical financial and operating performance, its position in the marketplace, and other operating considerations. The closures are expected to be completed on December 13, 2010.
Eight of the 16 closed restaurants will be treated as discontinued operations in the Company’s financial statements. Not including the discontinued operations, the Company estimates that total pretax charges relating to these closings will be approximately $5.0 million, including asset impairment charges of approximately $2.5 million; provision for future lease obligations net of anticipated sublease income of approximately $1.5 million; and severance and related costs of approximately $1.0. The Company expects to record these costs and charges in the fourth quarter of 2010.
The restaurant closures are further described in the press attached hereto as Exhibit 99.1, which is incorporated herein by reference.
Item 2.06 Material Impairments.
In connection with the restaurant closures described above, on December 10, 2010, the Board of Directors of the Company, after consultation with management, concluded that a material impairment charge was required for impairment of assets involved in the restaurant closures. The non-cash impairments associated with the restaurant closures, which will be recorded in the fourth quarter of 2010, are expected to be approximately $2.0 million.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated December 13, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ David W. Head
David W. Head
President and Chief Executive Officer

Date: December 13, 2010

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated December 13, 2010.